Exhibit 10.1

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 (this “Amendment”) effective as of March 18, 2025 to the Employment Agreement, dated January 1, 2022, as amended December 7, 2022 and December 11, 2023 (the “Employment Agreement”), by and between Scorpius Holdings, Inc. f/k/a NightHawk Biosciences, Inc. (the “Corporation”) and William Ostrander (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Executive was retained under the Employment Agreement by the Corporation to serve as its Chief Financial Officer and Corporate Secretary; and

WHEREAS, in recognition of the hard work and performance by Executive, the Corporation desires to amend the Employment Agreement as set forth below.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.	Amendments.

Section 2 of the Employment Agreement is hereby deleted and replaced with the following:

“TERM

The term of this Agreement, and of Executive’s employment under it, shall commence on the Effective Date and terminate on the earlier of: (i) January 1, 2028 or (ii) termination under Section 8 of this Agreement (the “Term”).”

Section 8(e) of the Employment Agreement is hereby deleted and replaced with the following:

“(e) Termination by Executive for Good Reason; “Good Reason”, meaning the occurrence of any of the following events without the Executive’s consent: (i) a material reduction in the Executive’s Base Salary (other than an across-the-board decrease in base salary applicable to all executive officers of the Corporation and with the Executive’s consent); (ii) a material breach of this Agreement by the Corporation; (iii) a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) a change in the Executive’s remote work status without the Executive’s consent; provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Corporation written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Corporation fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.”

Section 8(g) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(g) If Executive’s employment hereunder is terminated for any reason under this Section 8, Executive or his estate, as the case may be, will be entitled to receive the accrued Base Salary, vacation pay, expense reimbursement to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”). If Executive’s employment is terminated by the Corporation Without Just Cause or by Executive for Good Reason, then in addition to paying Accrued Obligations, the Corporation shall (i) pay to the Executive as severance an amount payment equal to 1.00 times the sum of Executive’s annual Base Salary plus his Annual Bonus amount for the year of termination, assuming payment in full of the Annual Bonus, which shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, for twelve (12) months following the date that the release of claims become effective and irrevocable (ii) effective as of immediately prior to such termination of employment, accelerated vesting of all then unvested equity awards (with any applicable performance-based awards deemed earned at the target level of achievement) with such awards (other than stock options) settled as soon as practicable thereafter and in all events by March 15th of the calendar year following the year in which such termination occurs or to remain exercisable (with respect to stock options) and the Company will extend exercise all equity award(s) granted to the Executive for a period equal to the shorter of: (i) twenty-four (24) months after termination, or (ii) the remaining term of the award(s); (iii) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to Executive’s copayment of premium amounts at the active employees’ rate, the Company shall reimburse the remainder of the premiums for Executive’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (i) the 12 month anniversary of the date of termination; (ii) Executive becoming eligible for other group health benefits, or (iii) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive and the Company agree to work together in good faith to restructure the foregoing benefit.

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Any payments or benefits made or provided pursuant to Section 8(g) (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s):

(a)	compliance with the provisions of Section 8 hereof;

(b) delivery to the Company of an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (which shall be delivered to the Executive within five (5) business days following the termination date) (the “General Release”) within twenty-one (21) days of presentation thereof by the Company to the Executive (or a longer period of time if required by law), and permitting the General Release to become effective in accordance with its terms; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans effective as of the termination date.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Obligations) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive within fifteen (15) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 17 of this Agreement).  Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of the Executive’s employment, the Executive shall be entitled to receive any Accrued Obligations, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures.  Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and the first payroll date following the period during which the Executive may sign the General Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

The following is hereby added as Section 8(h):

“(h) If within one year after the occurrence of a Change of Control ( as such term is defined in the Company’s 2018 Stock Incentive Plan), the Executive terminates his employment with the Corporation for Good Reason or the Corporation terminates the Executive's employment for any reason other than death, Disability or Just Cause, the Corporation (or the then former Corporation subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, subject to the Executive’s execution of a release in form acceptable to the Corporation releasing the Corporation from all claims arising for Executive’s employment and such release becomes effective in accordance with its terms, the Executive shall be entitled to receive from the Corporation the following severance payments and benefits upon such termination: (i) a lump sum cash payment, within thirty (30) days after termination, equal to twelve (12) months of the Executive’s then-current base salary plus the full bonus that would be due during this period, assuming payment in full of the Annual Bonus; (ii) reimbursement of the full amount of all premiums for continued health benefits (including COBRA) under the Corporation’s health plans for a period of twelve (12) months following the termination; and (iii) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive and the Corporation will extend exercise all equity award(s) granted to the Executive for a period equal to the shorter of: (i) twenty-four (24) months after termination, or (ii) the remaining term of the award(s). In each case such amounts shall be less payroll taxes and withholding required by any federal, state or local law.

2. Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Mr. Ostrander’s Employment Agreement to be duly executed as of the day and year first above written.

SCORPIUS HOLDINGS, INC.

By:	/s/ Jeffrey Wolf
Name:	Jeffrey Wolf
Title:	Chief Executive Officer

/s/ William Ostrander
William Ostrander

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